                                                                   Exhibit 21.1


     A table of the subsidiaries of Falcon Communications, L.P. as of December 31, 1998, is set forth below, indicating as to each the state of jurisdiction of incorporation or oganization and the names under which such subsidiaries do business (trade names). This exhibit omits five holding companies and seven subisdiaries through which Falcon Cable Communications, LLC conducts its cable operations.

                                       State of
                                       Incorporation
Subsidiary                             or Organization              Trade Names
----------                             ---------------              -----------
Falcon Cable Communications, LLC             DE

Falcon Funding Corporation                   CA

Falcon Equipment Company, LLC                DE

Falcon Telecom, LP                           CA